                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
of the Investment Company Act of 1940

[ ]  CHECK  THIS  BOX IF NO  LONGER  SUBJECT  OF  SECTION  16.  FORM 4 OR FORM 5
OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).
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1.  Name and Address of Reporting Person
            Whitney                         Russell                   A
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            (Last)                           (First)               (Middle)

 1612 Cape Coral Parkway Suite A
---------------(Street)---------------------------------------------------------
        Cape Coral                    FL                       33904
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           (City)                        (State)                       (Zip)

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 2. Issuer Name and Ticker or Trading Symbol
      Whitney Information Network, Inc. (RUSS)
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 3. IRS or Social Security Number of Reporting Person
      (Voluntary)
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4. Statement for Month/Year
         April/2002
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 5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

      [ X ] Director                      [ X ] 10% Owner
      [ X ] Officer (give title below)    [ ] Other (specify below)
                  Chairman of the Board and CEO
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 7. Individual or Joint/Group Filing (Check Applicable Line)
      [ X ] Form filed by One Reporting Person
      [   ] Form filed by More than One Reporting Person

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 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

 1. Title of Security          2. Transaction    3. Transaction     4.  Securities Acquired (A) or Disposed of (B)   5. Amount          6. Ownership      7. Nature of
    (Instr. 3)                    Date              Code                (Instr. 3,4 and 5)                              of                 Form:             Indirect
                                                    (Instr. 8)                                                          Securities         Direct (D) or     Beneficial
                                                                                                                        Beneficially       Indirect (I)      Ownership
                                (Month/Day/                                                                             Owned at
                                   Year)                                                                                End of             (Instr. 4)        (Instr. 4)
                                                                                                                        Month
                                                  Code     V              Amount     (A) or        Price                (Instr. 3 & 4)
                                                                                     (D)
-----------------------      -------------------  --------------    -----------------------------------------------  ------------------  ----------------  ---------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Response)

FORM4(continued)TableII - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security    2. Conversion    3. Transaction    4. Transaction   5. Number of   6. Date Exercisable    7. Title and Amount  8. Price        9. Number of   10.  Ownership   11. Nature of
   (Instr. 3)                         or Exercise      Date (Month/      Code             Derivative     and Expiration         of Underlying        of              Derivative       Form of         Indirect
                                      Price of         Day/ Year)        (Instr. 8)       Securities     Date (Month/Day/       Securities           Derivative      Securities       Derivative      Beneficial
                                      Derivative                                          Acquired (A)   Year)                  (Instr. 3 and 4)     Security        Benefically      Security:       Ownership
                                      Security                                            or Disposed of                                             (Instr. 5)      Owned at         Direct (D)      (Instr. 4)
                                                                                          (D)                                                                        End of Month     or Indirect
                                                                                          (Instr. 3, 4                                                               (Instr. 4)       (1)
                                                                                           and 5)                                                                                     (Instr. 4)
                                                                                                                                         Amount
                                                                                                                                           or
                                                                                                           Date      Expir               Number
                                                                                                          Exerc       tion                 of
                                                                        Code     V        A        D      isable      Date     Title     Shares
-------------------------------    ----------------  ---------------  ---------------   ---------------- ------------------   -------------------  --------------  --------------  --------------  --------------

Employee stock options                $1.81             4/1/01            A              75,000           4/1/01     3/31/12            75,000        $0              91,000            I            spouse
Employee stock options                $1.81             4/1/01            A              15,000           4/1/01     3/31/12            15,000        $0              91,000            I            daughter
Employee stock options                $1.81             4/1/01            A               1,000           4/1/01     3/31/12             1,000        $0              91,000            I            son

/s/ Russell A. Whitney                 05/10/2002
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**Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff

(a).  Note:  File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instructio 6 for procedures.